Distribution Agreement

THIS DISTRIBUTION AGREEMENT ("Agreement") is by and between Foreside Fund Services, LLC (the "Distributor") and The Community Development Fund ("Fund Company").

WHEREAS, a majority of the interests of Foreside Financial Group, LLC, the indirect parent of the Distributor are being sold to LM Foreside Holdings LLC (the "Transaction").

Effective as of the closing of the Transaction, the Fund Company, on behalf of each series thereof (each a "Fund" and collectively, the "Funds"), and the Distributor hereby enter into this Agreement on terms identical to those of the Distribution Agreement between the parties effective as of January 25, 2016 (the "Existing Agreement") except as noted below. Capitalized terms used herein without definition have the meanings given them in the Existing Agreement.

Unless sooner terminated as provided herein, this Agreement shall continue for an initial one-year term and thereafter shall be renewed for successive one-year terms, provided such continuance is specifically approved at least annually by (i) the Funds' board of trustees or (ii) by a vote of a majority (as defined in the Investment Company Act of 1940 Act, as amended ("1940 Act") and Rule 18f-2 thereunder) of the outstanding voting securities of the Funds, provided that in either event the continuance is also approved by a majority of the trustees who are not parties to this Agreement and who are not interested persons (as defined in the 1940 Act) of any party to this Agreement, by vote cast in person at a meeting called for the purpose of voting on such approval. This Agreement is terminable without penalty, on at least sixty (60) days' written notice, by the Funds' board of trustees, by vote of a majority (as defined in the 1940 Act and Rule 18f-2 thereunder) of the outstanding voting securities of the Funds, or by Distributor. This Agreement may be terminated with respect to one or more Funds, or with respect to the entire Fund Company. This Agreement will also terminate automatically in the event of its assignment (as defined in the 1940 Act and the rules thereunder).

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the closing date of the Transaction.

FORESIDE FUND SERVICES, LLC                      THE COMMUNITY DEVELOPMENT FUND

By: /s/ Richard J. Berthy                        By: /s/ Kenneth H. Thomas
    ----------------------------                     ---------------------------
    Richard J. Berthy, President                 Name: Kenneth   H. Thomas
                                                 Title: Chairman, Board Trustees